Exhibit 10.16

PATHEON INC.

PERFORMANCE SHARE UNIT PLAN

December 13, 2007

PATHEON INC.

PERFORMANCE SHARE UNIT PLAN

December 13, 2007

1.	Purposes of the Plan.

The purposes of this Performance Share Unit Plan (the “Plan”) are to (i) encourage participants under the Plan to further the growth and development of the Corporation; and (ii) assist the Corporation to retain and attract executives and key employees with experience and ability; and (iii) reward significant achievements.

2.	Definitions.

For the purposes of the Plan, the following terms shall have the respective meanings set out below, and grammatical variations of such terms shall have corresponding meanings:

“Applicable Law” means any applicable provision of law, domestic or foreign, including, without limitation, applicable securities legislation, together with all regulations, rules, policy statements, rulings, notices, orders or other instruments promulgated thereunder

“Board” means the Board of Directors of the Corporation.

“Change in Control” means the occurrence of any of the following:

(a) any Person or group, other than JLL Patheon Holdings LLC or its affiliates (as determined pursuant to applicable securities legislation, including all regulations, rules, policy statements, rulings, notices, orders or other instruments promulgated thereunder), acquires beneficial ownership of securities of the Corporation carrying 30% or more of the voting rights attached to all securities of the Corporation then outstanding entitled to vote in the election of directors of the Corporation (collectively, “Voting Shares”) including securities convertible into, or exchangeable for, or providing for the issuance of, Voting Shares; provided, however, that, for the purposes of this paragraph (a), the following acquisitions shall not constitute a Change in Control:

(i)	any acquisition of beneficial ownership of Voting Shares by the Corporation or any of its Subsidiaries;

(ii)	any acquisition of beneficial ownership of Voting Shares by any employee benefit plan (or related trust) of the Corporation or its Subsidiaries;

(iii)	any acquisition of beneficial ownership of Voting Shares by any Person pursuant to a transaction which complies with clauses (i), (ii) and (iii) of paragraph (b); or

(iv)	any acquisition of beneficial ownership of Voting Shares by any Person whose ordinary business includes the management of investment funds for others and such Voting Shares are beneficially owned by such Person in the ordinary course of such business;

(b) consummation of a merger, amalgamation, arrangement, business combination, reorganization or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination:

(i)	Persons who were the beneficial owners, respectively, of the outstanding common shares immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding Voting Shares of the Person resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more Subsidiaries);

(ii)	no Person (excluding any Person resulting from the Business Combination or any employee benefit plan (or related trust) of the Corporation or such Person resulting from the Business Combination) or group beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding Voting Shares of the Person resulting from such Business Combination except to the extent that such ownership existed prior to the Business Combination; and

(iii)	at least a majority of the members of the board of directors of the Person resulting from such Business Combination were members of the incumbent Board at the time of the execution of the initial agreement providing for, or the action of the Board approving, such Business Combination.

“Committee” means the Compensation and Human Resources Committee of the Board, or such other committee of the Board as the Board shall from time to time designate to be the committee of the Board responsible for administering and interpreting, and granting Performance Share Units under, the Plan on behalf of the Corporation.

“Corporation” means Patheon Inc.

“Director” means a member of the Board.

“Disability” means a Participant’s physical or mental incapacity that prevents him or her from substantially fulfilling his or her duties and responsibilities on behalf of the Corporation or a Subsidiary, and in respect of which the Participant commences receiving, or is eligible to receive, disability benefits under a long-term disability plan of the Corporation or a Subsidiary or and “date of Disability” means the date on which the Participant first becomes eligible for such disability benefits as a result of such incapacity;

“Fiscal Year” means a fiscal year of the Corporation which, until changed by the Board, shall be the twelve (12) month period commencing November 1 in a calendar year and ending October 31 of the next calendar year

“Grant Agreement” means an agreement between the Corporation and a Participant under which a Performance Share Unit is granted, as contemplated by Section 5, in substantially the form attached hereto as Schedule A, together with such amendments, deletions or changes thereto as are permitted under the Plan.

“Grant Date” means the effective date of a grant of Performance Share Units as set out in the applicable Grant Agreement.

“Insider” means an insider of the Corporation as defined by the Securities Act (Ontario).

“Market Price” means, in respect of any date, the weighted average price at which the Shares have traded on the TSX during the two trading days immediately prior to such date (or, if the Shares are not then listed and posted for trading on the TSX, on such stock exchange in Canada on which the Shares are then listed selected by the Committee). In the event that the Shares did not trade on any such trading day, the Market Price shall be the average of the closing bid and ask prices in respect of the Shares on such trading day. If the Shares are not then listed on any stock exchange in Canada, the Market Price shall be determined by the Committee in good faith.

“Participant” means a director, officer or key employee of the Corporation or a Subsidiary of the Corporation or a person or company providing ongoing management or consulting services to the Corporation who has been designated by the Committee for participation in the Plan and who has agreed to participate in the Plan on such terms as the Corporation may, in accordance with the Plan, specify in the applicable Grant Agreement.

“Performance Condition” means such measure of the Corporation’s financial performance as may be determined by the Committee pursuant to section 5(b)(ii) with respect to a grant of Performance Share Units.

“Person” includes any individual, legal or personal representative, corporation, company, partnership, syndicate, unincorporated association, trust, trustee, government body, regulatory authority or any other entity howsoever designated or constituted.

“Performance Period” means, with respect to a grant of Performance Share Units, unless otherwise determined by the Committee, the period commencing on the first day of the Fiscal Year that includes the Grant Date of such Performance Share Units and ending on the last day of the second Fiscal Year commencing after such Grant Date.

“Plan” has the meaning set out in Section 1.

“Reorganization” means any (i) capital reorganization; (ii) merger; (iii) amalgamation; (iv) offer for shares of the Corporation which if successful would entitle the offeror to acquire all of the Shares; (v) sale of a material portion of the assets of the Company; or (vi) an arrangement or other scheme of reorganization.

“Performance Share Unit” means a Performance Share Unit granted to a Participant pursuant to Section 5 and in accordance with the terms and provisions of the Plan.

“Retirement” means the retirement of a Participant from employment with the Corporation or any Subsidiary in accordance with the normal retirement policy of his or her employer.

“Shareholder” means a holder of Shares.

“Shares” means the restricted voting shares of the Corporation.

“Subplan” shall mean, individually and collectively, any appendix as may be added to this Plan at the discretion of the Committee setting out the rules governing the operation of the Plan in respect of Participants who are subject to the tax and/or other laws of the non-Canadian jurisdiction named in the appendix and will be considered part of the Plan. Unless otherwise stated, the Subplan for a particular jurisdiction will override other parts of this Plan with respect to their application in such jurisdiction to the extent required to conform to the Applicable Laws of such jurisdiction.

“Subsidiary” means a body corporate or limited partnership directly or indirectly controlled by the Corporation.

“TSX” means the Toronto Stock Exchange.

3.	Administration.

The Committee shall be responsible for the administration and interpretation of the Plan in accordance with the provisions of the Plan. The Committee may, from time to time, establish administrative rules and regulations and prescribe forms or documents relating to the operation of the Plan as it may deem necessary or advisable to implement or further the purposes of the Plan and amend or repeal such rules and regulations or forms or documents. The Committee may interpret or make such determinations with respect to the Plan as may be necessary or appropriate for the administration of the Plan. Any such interpretation shall be final, binding and conclusive for all purposes.

The Committee shall keep or cause to be kept such records and accounts as may be necessary or appropriate in connection with the administration of the Plan and the discharge of its duties hereunder. The Committee may delegate to any Director, officer of the Corporation or employee of the Corporation or a Subsidiary such duties and powers relating to the Plan as it sees fit. The Committee may also appoint or engage a trustee, custodian, administrator or other agent to administer or implement the Plan. All costs and expenses of administering the Plan will be paid by the Corporation.

4.	Performance Share Units Rights.

(a) Each Performance Share Unit shall represent the right, subject to any conditions imposed at the time of grant pursuant to Section 5 and subject to Section 11, to receive a payment for such Performance Share Unit, to the extent that it vests, in accordance with Section 7 equal to the Market Price at the end of the Performance Period applicable to such Performance

Share Unit. The Corporation shall maintain records for each Participant showing the number of Performance Share Units to which such Participant is entitled, and the Performance Period for such Performance Share Units, in accordance with the Plan. No certificates shall be issued with respect to Performance Share Units. At such times as the Committee shall determine, the Corporation may furnish the Participant with a statement setting forth the details of his or her Performance Share Units.

5.	Performance Share Unit Grants.

(a) From time to time the Committee, on behalf of the Corporation, may grant Performance Share Units to Participants in accordance with the Plan. In granting such Performance Share Units, the Committee shall designate: (i) the number of Performance Share Units granted to the Participant; (ii) the Performance Period for such Performance Share Units; and (iii) the Grant Date of such Performance Share Units. Each grant of Performance Share Units to a Participant shall be evidenced in a written Grant Agreement between the Corporation and the Participant.

(b) Subject to the terms of the Plan, the Committee may determine other terms or conditions, if any, of any Performance Share Units, including:

(i)	any additional conditions on the grant of Performance Share Units under the Plan, including conditions as to the ownership of Shares by a Participant; and

(ii)	The Performance Conditions to be applied to determine the extent to which Performance Share Units vest and the payment, if any, to be made in respect of vested Performance Share Units, including (without limitation) conditions in respect of:

(A)	the Market Price;

(B)	the financial performance or results of one or more of the Corporation, a Subsidiary, or a business unit of the Corporation or a Subsidiary; and

(C)	such other terms or conditions as the Committee may in its discretion determine

(iii)	one or more multipliers, expressed as a percentage (which may be less than, equal to or greater than 100%), to be applied to each Performance Condition established pursuant to (ii) above, having regard to the extent of satisfaction of such Performance Condition and the weighting as between different Performance Conditions (where more than one such condition is established). The Performance Conditions, weighting thereof, and multipliers established in connection with a grant of Performance Share Units shall be set out in the Grant Agreement relating to such Performance Share Units.

(c) The Committee may, without the consent of any Participant, subsequent to the granting of Performance Share Units waive any Performance Condition applicable to such Performance Share Units, or determine that it has been satisfied.

(d) The Committee may, without the consent of any Participant, change or replace any Performance Condition, modify the weighting as between difference Performance Conditions, or change or replace any multipliers applicable to a particular Performance Share Units as the Committee sees fit:

(i)	in the event of a Reorganization, in addition to or in lieu of any other action it may take under Section 9;

(ii)	in the event of any other material change affecting the Corporation, including a material acquisition, disposition, change in Applicable Law or change in accounting standards applicable to the Corporation or a Subsidiary, provided that the Committee reasonably determines that (i) the change or replacement is required to preserve the rights of the Participants under the Plan on a basis substantially proportionate to that which existed prior to the event giving rise to the change or replacement, or (ii) that the change or replacement will not materially adversely affect the likelihood or amount of any payment under the Plan.

6.	Distributions.

Unless otherwise determined by the Committee upon the declaration at any time and from time to time by the Board and the payment by the Corporation of a cash distribution on the Shares, each Participant holding Performance Share Units on the record date established for such cash distribution (or, if no record date is established for such distribution, the date on which such distribution is paid to Unitholders) (the “Record Date”) shall be entitled to receive that number of additional Performance Share Units equal to the number of Performance Share Units held by such Participant on the Record Date multiplied by the amount of the cash distribution per Share, divided by the Market Price on the date on which such distribution is paid to Shareholders. Fractional Performance Share Units may be granted pursuant to this Section 6. The Performance Period and Performance Conditions applicable to each Performance Share Unit, or fraction thereof, granted pursuant to this Section 6 shall be the same as the Performance Period and Performance Conditions for the Performance Share Units held by the Participant on the Record Date in respect of which the additional Performance Share Units are issued.

The Corporation may in lieu of the above grant of all or a portion of the additional Performance Share Units make a cash payment equal to the number of Performance Share Units held by such Participant on the Record Date multiplied by the amount of the cash distribution per Share.

For greater certainty, no additional Performance Share Units shall be credited or cash payment made in respect of dividends declared on any class of shares of the Corporation other than the Shares.

7.	Vesting and Payment.

(a) Subject to Section 10 and the terms of the applicable Grant Agreement, following the end of each Performance Period, the Committee shall determine the extent to which the Performance Share Units granted in respect of such Performance Period shall vest and become payable to the Participants to whom they were granted. Vesting of Performance Share Units will be determined in accordance with the applicable Grant Agreement based on the extent to which the Performance Conditions set out in such Grant Agreement were met for the Performance Period specified in such Grant Agreement.

(b) Subject to Section 10 and the terms of the applicable Grant Agreement, as soon as practicable following the end of the Performance Period applicable to a Performance Share Unit that has vested, and in any event no later than December 31 of the calendar year following the year that includes the end of such Performance Period, an amount equal to the Market Price on the last date of such Performance Period shall be paid to the Participant holding such Performance Share Unit provided he or she remains actively employed by the Corporation or a Subsidiary on the date on which such payment is made.

8.	Adjustments.

If the number of outstanding Shares shall be increased or decreased or otherwise changed as a result of a Share split or consolidation, subdivision, reclassification or recapitalization, exchange of shares, or any other similar changes affecting the Shares, other than a change resulting from the issuance of Shares for additional consideration or by way of a stock dividend in the ordinary course, the Committee may make such adjustments to the number of Performance Share Units granted to each Participant in such manner as the Committee in its sole discretion deems to be equitable or appropriate. Any determinations by the Committee as to the adjustments shall be made in its sole discretion, and all such adjustments shall be conclusive and binding for all purposes under the Plan.

9.	Reorganizations.

Subject to Section 10(c), in the event of a Reorganization or proposed Reorganization, the Committee may make such adjustments or substitutions to the Plan and to the Performance Share Units granted hereunder as the Committee, in its sole discretion, deems to be equitable or appropriate, including (without limitation) adjustments to the aggregate number, class and kind of securities or other consideration that may be delivered under the Plan, changes to the Performance Period and changes to the Performance Conditions for any Performance Share Units, which adjustments or substitutions may be conditional upon the completion of the Reorganization. Any determinations made by the Committee as to the adjustments or substitutions shall be made in its sole discretion, and all such adjustments or substitutions shall be conclusive and binding for all purposes under the Plan.

10.	Termination of Employment and Forfeiture.

(a) Unless otherwise agreed by the Corporation or otherwise determined by the Committee at any time in its sole discretion, if a Participant ceases to be an employee of the Corporation or any Subsidiary by reason of the termination of the Participant’s employment by the Corporation or the Subsidiary other than for cause, then any Performance Share Units granted to such Participant for which the Performance Period shall not yet have terminated but which will terminate prior to the end of the notice period (or the implied notice period if pay is given in lieu of notice) shall continue to be outstanding. If a Participant’s employment with the Corporation or a Subsidiary is terminated for cause, in accordance with the law of the jurisdiction in which the employee was employed, then all Performance Share Units granted to such Participant which remain outstanding and in respect of which the Participant has not received payment shall be immediately forfeited as of the date of termination of employment.

(b) If a Participant (i) dies, or (ii) ceases to be an active employee of the Corporation or any Subsidiary by reason of Disability or Retirement or for any other reason in each case specified by the Committee, the Committee may deem all Performance Share Units granted to such Participant which remain outstanding and in respect of which the Participant has not yet received payment to be vested Performance Share Units and cause a payment to be made prior to the end of any Performance Period applicable to such Performance Share Units Where the Committee elects, pursuant to this Section 10(b), to make a payment in respect of a Participant’s Performance Share Units prior to the end of the Performance Period applicable to such Performance Share Units, the amount payable in respect of such Performance Share Units shall be determined as if the Performance Conditions applicable to such Performance Share Units were met and any multiplier applicable to such Performance Conditions equalled 100%.

(c) Unless otherwise determined by the Corporation, if a Participant terminates employment for any reason other than as set out in Sections 10(a) and (b), the Participant shall cease to be a Participant effective on the earlier of the date on which the Participant gives notice of termination of employment and the date on which he or she ceases to provide services to the Corporation or a Subsidiary and no payment shall be made on account of Performance Share Units which remain credited to the Participant when he or she ceases to participate in the Plan as provided in this Section 10(c).

(d) Upon the occurrence of Change in Control of Patheon, the Performance Period for all Performance Share Units granted to such Participant for which the Performance Period specified in the applicable Grant Agreement shall not yet have terminated (i) shall, if the Change in Control results in the Corporation or its successor not being listed for trading on the TSX or another stock exchange or quotation system, end on the date of the Change in Control; and (ii) may, if the Corporation or its successor continues to be listed for trading on the TSX or another stock exchange or quotation system, be changed to a period determined by the Committee or the Board of Directors, but shall in any event end not later than the original Performance Period for such Performance Share Units. Where clause (i) above applies to the Change in Control, the amount payable as of the end of the applicable Performance Period in respect of a Performance Share Unit shall be determined as if the Performance Conditions applicable to such Performance Share Unit were met and any multiplier applicable to such Performance Conditions equalled 100% and payment shall be made within sixty (60) days of the date of the Change in Control.

(e) For greater certainty, unless otherwise agreed by the Corporation or otherwise determined by the Committee at any time in its sole discretion, employment for purposes of the Plan shall terminate on the date on which a Participant receives or gives notice of termination of employment and neither any period of notice, if any, nor any payment in lieu thereof shall be considered as extending the period of employment for the purposes of the Plan. A Participant will be considered to be actively employed for purposes of the Plan where such Participant is on a leave of absence in respect of which the Participant is guaranteed reemployment by contract or statute upon expiration of such leave, except that in the event active employment with the Corporation or a Subsidiary is not renewed at the end of the leave of absence, the employment relationship shall be deemed to have ceased at the beginning of the leave of absence.

(f) Any Performance Share Units credited to a Participants account under the Plan that fail to vest under Section 7 or in respect of which, pursuant to this Section 10, payment is otherwise not made shall be forfeited by the Participant. No cash or other compensation shall at any time be paid to any Participant or any person claiming through a Participant, as damages or otherwise, in respect of, or lieu of any rights under, Performance Share Units that have been forfeited under the Plan.

11.	Assignment.

No Performance Share Unit or any interest therein shall be assignable by the Participant, by pledge, assignment or in any other manner other than by will or the law of succession.

12.	Amendment and Termination.

The Committee may, in its sole discretion, at any time and from time to time amend, suspend or terminate the Plan or amend the terms of any Performance Share Unit granted under the Plan; provided, however, that: (i) any approvals required under any Applicable Law; and (ii) no such amendment or termination shall be made at any time which materially adversely affects the existing rights of a Participant under Performance Share Units granted under the Plan without his or her consent in writing, unless the Corporation, at its sole option, acquires such existing rights under such Performance Share Units for an amount equal to the fair market value of such rights at such time as verified by an independent valuator or unless such amendment or termination is, in the opinion of the Committee acting reasonably, required for purposes of compliance with Applicable Law.

13.	Miscellaneous.

(a) Participation Voluntary. The participation in the Plan by each Participant is voluntary, and any decision not to participate shall not affect any individual’s continued employment or office with the Corporation or any Subsidiary. Nothing contained herein shall be construed as conferring upon any Person any right with respect to continuance of employment or continuance as an officer of the Corporation or a Subsidiary or interfere in any way with the right of the Corporation or a Subsidiary to terminate the employment or office of any such Person at any time in accordance with Applicable Law.

(b) Limitation of Rights. Unless otherwise determined by the Corporation in its sole discretion, the Plan shall remain an unfunded obligation of the Corporation. No Participant shall have, by virtue of the Plan, any right, title or interest whatsoever in or to the assets of the Corporation. Performance Share Units are not Shares and will not entitle any Participant to any shareholder rights, including (without limitation) voting rights, entitlements to distributions or rights on liquidation. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Corporation and any person. Neither designation of an employee as a Participant nor the grant of any Performance Share Units to any Participant entitles any Participant to the grant, or any additional grant, as the case may be, of any Performance Share Units under the Plan, except as outlined previously in the Plan.

(c) No Recourse Against Shareholders and Others. As a condition of participation in the Plan, each Participant disavows any liability upon and waives any claim against Shareholders, Directors and officers of the Corporation and the Subsidiaries and the obligations created hereunder are not personally binding upon, nor shall resort be had to, nor shall recourse or satisfaction be sought from any Director or officer of the Corporation or any Shareholder. The benefit of this provision is restricted to the Directors and officers of the Corporation and each Shareholder.

(d) Withholding Taxes. Any and all payments to be made pursuant to the Plan shall be made subject to the deduction of any and all applicable taxes or withholdings

(e) Subplans. The Committee may make rules, which shall not be inconsistent with the purposes of the Plan, which will govern the operation of the Plan with respect to Participants who are subject to tax and/or other laws of jurisdictions other than Canada and such rules [may/shall] be set out in a Subplan.

14.	Construction.

In this Plan, unless otherwise expressly stated or the context otherwise requires:

(a)	references to “herein”, “hereby”, “hereunder”, “hereof” and similar expressions are references to the Plan and not to any particular Section of the Plan;

(b)	references to a “Section” are references to a Section of the Plan;

(c)	words importing the singular shall include the plural and vice versa, words importing gender shall include the masculine, feminine and neuter genders;

(d)	the use of headings is for convenience of reference only and shall not affect the construction or interpretation hereof; and

(e)	for greater certainty, unless otherwise expressly provided herein, where any reference is made in the Plan to the Corporation, such reference shall be construed and applied for all purposes as if it referred to the Directors in their capacity as members of the Board.

15.	Compliance with Laws and Policies.

(a)

Each Participant shall acknowledge and agree (and shall be conclusively deemed to have so acknowledged and agreed by participating in the Plan) that the Participant will, at all times, act in strict compliance with Applicable Law and all other laws and any policies of the Corporation applicable to the Participant in connection with the Plan. Such laws, regulations, rules and policies shall include, without limitation, those governing “insiders” of “reporting issuers” as those terms are construed for the purposes of applicable securities laws, regulations and rules.

(b)	The Corporation’s issuance of any Performance Share Units or its obligation to make any payments hereunder is subject to compliance with Applicable Law.

16.	Designation of Beneficiary.

Subject to Applicable Law, a Participant may designate in writing a person as a beneficiary to receive any benefits that are payable under the Plan upon the death of such Participant. The Participant may, subject to Applicable Law, change such designation from time to time. Such designation or change shall be in such form and executed and filed in such manner as the Committee may from time to time determine.

17.	Severability.

If any provision of the Plan is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct.

18.	Governing Law.

The Plan is established under the laws of the Province of Ontario and the rights of all parties and the construction of each and every provision of the Plan and any Performance Share Units granted hereunder shall be construed according to the laws of the Province of Ontario.

19.	Effective Date.

The effective date of the Plan shall be December 13, 2007.

SCHEDULE A

PATHEON INC.

Performance Share Unit Plan

Grant Agreement

Patheon Inc. (the “Corporation”) has granted the following Performance Share Units1 to the employee named below (the “Participant”), in accordance with and subject to the terms, conditions and restrictions of this Agreement, together with the provisions of the Patheon Inc. Performance Share Unit Plan (the “Plan”) dated [            ], 2007.

Name of Participant:

Grant Date: [            ], 200[  ]

Number of Performance Share Units

Market Price at Grant	$

Performance Period	[November 1, 2007 – October 31, 2010]

By signing this Grant Agreement the Participant hereby acknowledges and agrees to the following:

1.	Grant of Performance Share Units

1.1	Pursuant to the Plan and in respect of services to be provided to the Corporation by the Participant, the Corporation has granted the number of Performance Share Units set out above to the Participant for the Performance Period set out above.

1.2	The grant of Performance Share Units and payment of any amount in respect of any such Performance Share Units are subject to the terms and conditions of the Plan, all of which are incorporated into and form an integral part of this Grant Agreement.

2.	Vesting of Performance Share Units

2.1	The Performance Share Units shall become vested and eligible for payment in accordance with Section 3.1 below subject to the terms of the Plan and having regard to the extent to which each of the Performance Conditions set out Schedule A of this Grant Agreement is met, except that in any case, provided the Participant remains actively employed by the Corporation or a Subsidiary on the date establishing by the Corporation for payment, a minimum of 50% of the Performance Share Units will vest.

[1]	Capitalized terms not defined herein shall have the meanings given to those terms in the Plan.

Performance Share Unit Plan

[November 1, 2007 – October 31, 2010] Performance Period

3.	Payment

3.1	Subject to the provisions of the Plan and the provisions of this Grant Agreement, the Participant shall be entitled to receive payment of in respect of his/her vested Performance Share Units by March 1, 2011 in the form of a lump sum cash payment, net of applicable withholdings, provided he/she remains actively employed by the Corporation or a Subsidiary on the date on which such payment is made.

3.2	For greater certainty, no cash or other compensation shall be paid to any person in respect of any Performance Share Units that are forfeited by the Participant or otherwise ceases to be payable to the Participant or his or her estate, on account of damages, or otherwise.

4.	Tax

4.1	The Corporation or a Subsidiary may withhold from any amount payable to the Participant, either under the Plan, or otherwise, such amount as may be necessary so as to ensure that the Corporation or Subsidiary will be able to comply with the applicable provisions of any federal, provincial, state or other law relating to the withholding of tax or other required deductions.

5.	Personal Information

5.1	The Participant consents to the holding and processing of personal data provided by the Participant to the Corporation or any Subsidiary or to any third party service provider for all purposes relating to the operation of the Plan, including (i) administering and maintaining records of the Participant; (ii) providing information to the Corporation, any Subsidiary, their agents and any third party administrators of the Plan; (iii) providing information to future purchasers of the Corporation, any Subsidiary or the business unit in which the Participant works; and (iv) transferring information about the Participant to a country or territory outside his or her home country that may not provide the same statutory protection for the information as the Participant’s home country.

6.	Binding Agreement

6.1	This Grant Agreement shall be binding upon the Participant and the legal representatives of his or her estate and any other person who acquires the Participant’s rights in respect of the Performance Share Units granted hereunder by inheritance or otherwise, provided that in the event of any conflict between the terms of this Grant Agreement and the terms of the Plan, the terms of the Plan will govern.

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Performance Share Unit Plan

[November 1, 2007 – October 31, 2010] Performance Period

7.	Section 409A Compliance

7.1	The Plan and this Grant Agreement are intended to satisfy the short-term deferral exception to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). As a result, notwithstanding anything contained in the Plan or this Grant Agreement to the contrary, all payments provided under the Plan or this Grant Agreement for which a payment date is not otherwise specified, including dividend equivalents (if any), must be made no later than two-and-a-half months after the end of the year (the calendar year or the Corporation’s fiscal year, whichever is later) in which the right to the payment is no longer subject to a substantial risk of forfeiture as defined under Section 409A. The Performance Share Units shall not be deferred, accelerated, extended, paid out, settled, substituted or modified in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon the Participant.

DATED as of the [    ] day of [            ], 200[  ].

I [insert name of Participant] hereby confirm and acknowledge the terms of the grant of Performance Share Units to me as set out above and confirm and acknowledge that I have received, read and understood the terms of the Plan. I also confirm and acknowledge that I have not been induced to enter into this Grant Agreement by expectation of employment or continued employment with the Corporation or any Subsidiary.

[Participant]

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Schedule A

Performance Share Units

Performance Period[    ]

There are two Performance Conditions applicable to the Performance Share Units granted pursuant to this Agreement:

(1)	the Corporation’s Three (3) Year Average Return on Invested Capital (ROIC)

(2)	the Corporation’s Three (3) Year Average Annual Share Price Increase

The extent to which each Performance Condition is met will be based on data taken from the annual financial statements of the Corporation, as approved by the Board, for the three Fiscal Years beginning [November 1, 2007 and ending October 31, 2010].

Each Performance Condition is weighted 50% for purposes of calculating the amount payable in respect of vested Performance Share Units.

Multipliers applicable to threshold, target and maximum levels of performance for each Performance Condition are set out in the chart below. Performance between defined performance levels will be interpolated.

Performance	50% Weighting		50% Weighting
	3 Year Average ROIC	Multiplier	3 Year Average Share Price Increase	Multiplier

< Threshold	<15.5%	50%	<20%	50

Threshold	15.5%	50%	20%	50%

Target	17.6%	100%	30%	100%

Max	25.4%	150%	40%	150%

Performance Share Unit Plan

[November 1, 2007 – October 31, 2010] Performance Period

The Committee may, without the consent of any Participant, change or replace any Performance Condition, modify the weighting as between difference Performance Conditions, or change or replace any multipliers applicable to a particular Performance Share Units as the Committee sees fit:

(iii)	in the event of a Reorganization, in addition to or in lieu of any other action it may take under Section 9 of the Plan;

(iv)	in the event of any other material change affecting the Corporation, including a material acquisition, disposition, change in Applicable Law or change in accounting standards applicable to the Corporation or a Subsidiary, provided that the Committee reasonably determines that (i) the change or replacement is required to preserve the rights of the Participants under the Plan on a basis substantially proportionate to that which existed prior to the event giving rise to the change or replacement, or (ii) that the change or replacement will not materially adversely affect the likelihood or amount of any payment under the Plan.

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